As filed with the Securities and Exchange Commission on June 6, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARTHROCARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-3180312
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7500 Rialto Blvd, Building Two, Suite 100, Austin, Texas 78735
(Address of Principal Executive Offices) (Zip Code)

ArthroCare Corporation Amended and Restated 2003 Incentive Stock Plan

(Full title of the plan)

Michael A. Baker

President and Chief Executive Officer

ArthroCare Corporation

7500 Rialto Blvd, Building Two, Suite 100

Austin, Texas 78735

(512) 391-3900

(Telephone number, including area code, of agent for service)

Copies to:

Joseph M. Yaffe, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Indicate by check mark whether the registrant in a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” or a “smaller reporting company” in Rule 12-b2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company.)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share(1)	1,200,000(2)	$44.69(3)	$53,628,000.00	$2,108.00

(1)	This registration statement (the “Registration Statement”) registers the issuance of an aggregate of 1,200,000 additional shares of the common stock of ArthroCare Corporation (the “Registrant”), par value $0.01 (the “Common Stock”), issuable pursuant to equity awards under the ArthroCare Corporation Amended and Restated 2003 Incentive Stock Plan (the “2003 Plan”).

(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

(3)	The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h), promulgated under the Securities Act, for 1,200,000 shares of Common Stock registered hereunder, on the basis of the average of the high and low per share prices of the Common Stock as reported on the Nasdaq Global Select Market on June 2, 2008.

REGISTRATION OF ADDITIONAL SECURITIES

The Registrant filed with the Securities and Exchange Commission the following registration statements on Form S-8 relating to shares of the Registrant’s Common Stock, to be offered and sold under the 2003 Plan: Registration Statement on Form S-8 filed on June 28, 2006 (File No. 333-135399) for 1,250,000 shares, Registration Statement on Form S-8 filed on December 2, 2004 (File No. 333-120932) for 750,000 shares and Registration Statement on Form S-8 filed on June 24, 2003 (File No. 333-106409) for 500,000 shares (the “Prior Registration Statements”). The contents of the Prior Registration Statements are incorporated herein by reference. This Registration Statement on Form S-8 covers 1,200,000 additional shares of the Registrant’s Common Stock available for issuance under the 2003 Plan pursuant to an amendment and restatement of the 2003 Plan.

Item 8.	Exhibits

See the Index to Exhibits after the signature pages hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 6th day of June, 2008.

ARTHROCARE CORPORATION

By:	/s/ Michael Gluk
Name:	Michael Gluk
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael A. Baker and Michael Gluk, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Baker	President, Chief Executive Officer and Director	June 6, 2008
Michael Baker	(Principal Executive Officer)

/s/ Michael Gluk	Senior Vice President and Chief Financial Officer	June 6, 2008
Michael Gluk	(Principal Financial Officer and Principal Accounting Officer)

/s/ Barbara D. Boyan	Director	June 6, 2008
Barbara D. Boyan

/s/ David Fitzgerald	Director	June 6, 2008
David Fitzgerald

/s/ James Foster	Director	June 6, 2008
James Foster

/s/ Terrence Geremski	Director	June 6, 2008
Terrence Geremski

/s/ Tord B. Lendau	Director	June 6, 2008
Tord B. Lendau

/s/ Peter L. Wilson	Director	June 6, 2008
Peter L. Wilson

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1	ArthroCare Corporation Amended and Restated 2003 Incentive Stock Plan (incorporated herein by reference to Appendix A of the Company’s Definitive Proxy Statement on Form DEF-14A, filed April 29, 2008)

5.1	Opinion of Latham and Watkins LLP

23.1	Consent of Latham and Watkins LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

24.1	Power of Attorney (included on the signature page to this Registration Statement)